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                                                                  Exhibit (5)(b)

                            ADMINISTRATION AGREEMENT

                             THE BEAR STEARNS FUNDS
                                245 Park Avenue
                            New York, New York 10167


                                                               February 22, 1995
                                                       As Revised April 11, 1995

Bear Stearns Funds Management Inc.
245 Park Avenue
New York, New York 10167

Dear Sirs:

         The Bear Stearns Funds, a Massachusetts business trust (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you ("BSFM") as follows:

         The Fund desires to employ its capital by investing in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to BSFM, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ BSFM to act as its administrator.

         In this connection it is understood that from time to time BSFM will employ or associate with itself such person or persons as BSFM may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both BSFM and the Fund. The compensation of such person or persons shall be paid by BSFM and no obligation may be incurred on the Fund's behalf in any such respect.

         Subject to the supervision and control of the Fund's Board, BSFM will assist in supervising all aspects of each Series' operations. BSFM will supply office facilities (which may be in BSFM's own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to each Series' stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and calculate the net asset value of each Series' shares.
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         BSFM shall exercise its best judgment in rendering the services to be provided to the Fund hereunder, and the Fund agrees as an inducement to BSFM's undertaking the same that BSFM shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Series, provided that nothing herein shall be deemed to protect or purport to protect BSFM against any liability to the Fund or a Series or to its security holders to which BSFM would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties hereunder or by reason of BSFM's reckless disregard of its obligations or duties hereunder (hereinafter "Disabling Conduct").

         In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite each Series' name on Schedule 1 hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of sales of a Series' shares to the end of the month during which such sales shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

         BSFM will bear all expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by BSFM. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory, administration and fund accounting fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Series' existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing
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stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

         The Fund understands that BSFM now acts and will continue to act as administrator of various investment companies and fiduciary or other managed accounts, and the Fund has no objection to BSFM's so acting. In addition, it is understood that the persons employed by BSFM to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of BSFM or the right of any affiliate of BSFM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         Any person, even though also an officer, director, partner, employee or agent of BSFM, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee, or agent or one under the control or direction of BSFM even though paid by it.

         The Fund will indemnify you against, and hold you harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from Disabling Conduct by you. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that you were not liable by reason of Disabling Conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that you were not liable by reason of Disabling Conduct by (a) the vote of a majority of a quorum of Board members of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party Board members") or (b) an independent legal counsel in a written opinion. You shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by you in connection with the matter as to which you are seeking indemnification in the manner and to the fullest extent permissible under the New York Business Corporation Law. You shall provide to the Fund a written affirmation of your good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met:
(a) you shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party Board members, or independent legal counsel, in a written opinion, shall

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have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that you will ultimately be found to be entitled to indemnification. No provision of this Agreement shall be construed to protect any Board member or officer of the Fund, or you, from liability in violation of Sections 17(h) and (i) of the Investment Company Act of 1940, as amended (the "1940 Act").

         As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the 1940 Act) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in the 1940 Act).

         The Fund recognizes that from time to time your directors, officers and employees may serve as trustees, directors, partners, officers and employees of other business trusts, corporations, partnerships or other entities (including other investment companies) and that such other entities may include the name "Bear Stearns" as part of their name, and that your corporation or its affiliates may enter into investment advisory, administration or other agreements with such other entities. If you cease to act as the Fund's administrator, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Bear Stearns" in any form or combination of words.

         This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the relevant Series, and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

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         If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                             Very truly yours,

                             THE BEAR STEARNS FUNDS



                             By:   /s/ Frank J. Maresca
                                 -----------------------------


Accepted:

BEAR STEARNS FUNDS MANAGEMENT INC.



By:  /s/ Robert S. Reitzes
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                                   SCHEDULE 1


                     Annual Fees as
                     a Percentage of
                      Average Daily
Name of Series        Net Assets       Reapproval Date     Reapproval Day
--------------        ----------       ---------------     --------------

S&P STARS Portfolio    .15 of 1%       February 22, 1998   February 22nd
Large Cap Value
  Portfolio            .15 of 1%       February 22, 1998   February 22nd
Small Cap Value
  Portfolio            .15 of 1%       February 22, 1998   February 22nd
Total Return Bond
  Portfolio            .15 of 1%       February 22, 1998   February 22nd
The Insiders Select
  Portfolio            .15 of 1%       February 22, 1998   February 22nd